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                                                                  EXHIBIT 10(r)
April 12, 1995

Mr. Eric Lidow
454 Cuesta Way
Los Angeles, CA 90077


Dear Eric:

   In accordance with the decision of the Compensation and Stock Option Committee of the Board of Directors of International Rectifier Corporation on March 6, 1995, it is proposed to amend the Executive Employment Agreement between you and the Company, dated May 15, 1991, as follows. Paragraph 3(a)(iii) will be rewritten to read, in its entirety, as follows:

   Upon the Corporation's termination of Executive's employment for any reason whatsoever other than cause, and upon Executive's resignation following a change of control of the Corporation (as cause and change of control are defined in subparagraph (b) below), the Corporation shall pay Executive a founder's retirement pension for the remainder of his life equal to ninety percent (90%) of his then annual salary at the time of such termination, plus the average of the three prior years' cash bonuses, if any, such pension to be adjusted annually by an amount equal to any percentage increase in the Consumer Price Index of the Department of Labor for Urban Wage Earners and Clerical Workers (Los Angeles-Long Beach-Anaheim area), over the prior year's index, or by any equivalent successor index. Following Executive's death (either during or after his period of employment), the Company shall pay survivorship benefits to his wife, if she be then living, for the remainder of her life equal to sixty six and two-thirds percent (66 2/3%) of the pension payable to Executive, payable in the manner prescribed in subparagraph 3(a)(i) above.

   Except as hereinabove stated, the subject agreement shall remain in full force and effect.

   If the foregoing is acceptable to you, please so indicate by signing and returning one copy of this letter to me.

   The Company, its Board of Directors and its Officers are very pleased to provide for your continued services as Chairman of the Board.

Sincerely,

/s/  MICHAEL P. MCGEE
------------------------
Michael P. McGee
Chief Financial Officer



Accepted and Agreed to:

/s/ ERIC LIDOW
-----------------------                               Date: April 12, 1995
Eric Lidow